EXHIBIT 99.2

First

Quarter

Report

To

Shareholders

2004

Three Months Ended

March 31, 2004

ASK ABOUT IT AT WORK.

HIGHLIGHTS
  Operating earnings per share on a diluted basis increased 17.4% for the first quarter excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 23.9%).
  We purchased 3.2 million of AFLAC's shares in the first quarter.

TO OUR SHAREHOLDERS:

     We are pleased with our results for the first quarter of 2004 and believe we are off to a good start toward achieving our annual performance targets. AFLAC Japan produced sales and financial results that were in line with our expectations. AFLAC U.S. sales were strong, and its financial performance was also consistent with our operating objectives.

FIRST QUARTER RESULTS

     The stronger yen/dollar exchange rate in the first quarter magnified the growth rates of our financial results. Total revenues were up 16.8% to $3.3 billion. Net earnings were $315 million, or $.61 per share on a diluted basis, compared with $237 million, or $.45 per share, a year ago. Net earnings in the first quarter of 2004 included realized investment gains of $6 million, or $.01 per share, compared with realized investment losses of $7 million, or $.01 per diluted share, a year ago. Net earnings in the first quarter also included a gain of $11 million, or $.02 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. The impact of SFAS 133 in the first quarter of 2003 was insignificant. And net earnings in the first quarter of 2004 also reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain AFLAC Japan pension obligations to the Japanese government.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of AFLAC's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps as required by SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of AFLAC's insurance operations because realized gains and losses, the impact of SFAS 133 and nonrecurring items tend to be driven by general economic conditions and events and therefore can obscure the underlying fundamentals and trends in AFLAC's insurance operations. A reconciliation of operating earnings to net earnings appears on page six.

     Furthermore, because a significant portion of our business is in Japan, we believe it is equally important to understand the impact on operating earnings from translating Japanese yen into U.S. dollars. We translate AFLAC Japan's yen-denominated income statement into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for AFLAC and not an economic event to our company or shareholders. Because the effect of translating yen into dollars distorts the rate of growth of our insurance operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart on page four compares selected income statement items with and without foreign currency changes to illustrate the effect of the yen.

     Operating earnings in the first quarter of 2004 were a record $295 million, compared with $244 million in the first quarter of 2003. Operating earnings per diluted share rose 23.9% to $.57, compared with $.46 in the first quarter of 2003. The stronger yen/dollar exchange rate increased operating earnings per share by $.03 during the quarter. Excluding the impact of the stronger yen, operating earnings per share increased 17.4%, which was in line with our stated annual objective for operating earnings per share growth in 2004.

     During the first quarter, we acquired 3.2 million shares of AFLAC stock. As of March 31, 2004, we had approximately 34 million shares available for purchase under the current repurchase authorizations from the board of directors.

AFLAC JAPAN

     AFLAC Japan continued to produce solid financial results. Premium income in yen increased 6.4%. Net investment income was down .6% as reported in yen. Investment income growth in yen terms was held down in part by the stronger average yen/dollar exchange rate because approximately 29% of AFLAC Japan's investment income is dollar denominated. Total revenues rose 5.2%. Due in part to the continued improvement in the benefit ratio, the pretax operating profit margin expanded from 13.6% to 14.3%. As a result, pretax operating earnings in yen climbed 10.4%.

     The average yen/dollar exchange rate in the first quarter of 2004 was 107.32, compared with an average rate of 118.93 in the first quarter of 2003. As a result of the 10.8% strengthening of the average exchange rate during the quarter, growth rates of AFLAC Japan as reported in dollars were greater than increases on a yen basis.

     Reflecting the stronger yen, first quarter premium income in dollars advanced 18.0% to $2.1 billion. Net investment income increased 10.2% to $376 million. Total revenues were up 16.6% to $2.4 billion. Pretax operating earnings rose 22.3% to $349 million.

     Investment yields in Japan remained stable for the first three months of 2004, compared with the fourth quarter of 2003. For example, the yield of a composite index of 20-year Japanese government bonds was unchanged, averaging 1.87% in both the first quarter and the fourth quarter of last year. Reflecting a focus on primarily "A" and "AA" rated securities, we purchased yen-denominated investments at an average yield of 2.51% during the first quarter. Including dollar-denominated securities, our new money yield for the quarter was 2.67%. However, as of April 23, 2004, we had invested, or committed to invest, approximately 64% of our expected 2004 cash flow at an average yield of 3.18%.

     AFLAC Japan's total new annualized premium sales rose 4.7% in the first quarter to 28.3 billion yen, or $264 million. Sales growth was impacted in the first quarter of 2004 by declining Rider MAX conversion activity and lower sales contributions from Dai-ichi Mutual Life, compared with the first quarter of 2003. However, sales of our stand-alone supplemental medical policy, EVER, continued to be very strong. Stand-alone medical sales increased 34% in the quarter, and represented 33% of total new annualized premium sales. We expect sales growth in the second half of the year to benefit from new promotional campaigns and product enhancements, and we believe that a 5% to 10% increase in new sales in yen is a reasonable expectation for the year.

AFLAC U.S.

     AFLAC U.S. produced strong sales and financial results in the first quarter. Premium income increased 13.9% to $710 million. Net investment income rose 10.6% to $97 million. Total revenues were up 13.4% to $810 million. Pretax operating earnings were $122 million, an increase of 14.4%.

     The recovery of AFLAC U.S. sales growth that began in the fourth quarter of 2003 has clearly extended into this year. Total new annualized premium sales increased 13.8% to $292 million in the first quarter. We believe U.S. sales benefited from last year's expansion and enhancement of our sales management infrastructure. Accident/disability remained the principal contributor to new sales in the quarter, accounting for approximately 52% of first quarter sales. Sales of other products, including cancer expense, hospital indemnity coverage and dental insurance, also rose at a strong pace and were solid contributors to sales in the quarter. For the full year, our objective is a 10% to 12% increase in AFLAC U.S. sales.

     We remain convinced that our popular commercials continue to be effective at maintaining AFLAC as one of the best-known brands in the insurance industry. Based on independent research, brand recognition of AFLAC is approximately 90%. In 2000, AFLAC's brand recognition was only 44%. AFLAC's brand strength was highlighted in the April 19 issue of Forbes magazine, which included us as one of the top companies in brand value in the United States. The success of the AFLAC Duck commercials has benefited our sales and distribution system. Although recruiting of new sales associates declined 8.6% in the first quarter, we still recruited more than 5,800 agents. We also experienced a very solid increase of 16.5% in the number of new producing associates. We believe the new training programs that we implemented in 2003 are helping recently recruited sales associates become more effective. At the end of the first quarter, AFLAC U.S. was represented by 57,700 licensed sales associates, which was 4.2% higher than a year ago.

DIVIDEND

     The board of directors declared the second quarter cash dividend. The second quarter dividend of $.095 per share is payable on June 1, 2004, to shareholders of record at the close of business on May 14, 2004.

OUTLOOK

     Overall, we are very encouraged with our start in 2004. As we look ahead, we expect continued solid growth in AFLAC Japan's business. We believe AFLAC's affordable products, which provide consumers with "living" benefits, are perfectly suited to the needs of an aging Japanese population. At the same time, we remain enthusiastic about the opportunities in the United States. The U.S. market is vast and underpenetrated. We believe we can tap into that potential by the continued expansion of our distribution system and broadening of our product line.

     Our goal for 2004 is to increase operating earnings per diluted share 17% excluding the impact of the yen. For 2005 our objective is to increase operating earnings per diluted share 15% excluding the impact of foreign currency translation. We believe these financial objectives are a reasonable reflection of the growth opportunities we see in the two largest insurance markets in the world.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
April 27, 2004

	Foreign Currency Translation		Three Months Results

	Effect on Operating Results		Including	Excluding
			Currency	Currency
	Selected Percentage Changes (1)		Changes	Changes(2)

	(For the period ended March 31, 2004 - unaudited)	Premium income	16.9%	8.4%

1	The numbers in this table are presented on	Net investment income	10.2	4.1
	an operating basis as defined on page one.
		Total benefits and expenses	15.0	6.6
2	Amounts excluding foreign currency changes
	were determined using the same yen/	Operating earnings	21.2	15.1
	dollar exchange rate for the current period
	as the comparable period in the prior year.	Operating earnings per
		diluted share	23.9	17.4

Consolidated Statements of Earnings	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited)	Three Months Ended March 31,

	2004	2003	% Change

Revenues:
Premiums, principally supplemental health insurance	$2,773	$2,372	16.9%
Net investment income	474	430	10.2
Realized investment gains (losses)	6	(7)
Other income (losses)	27	12

Total revenues	3,280	2,807	16.8

Benefits and expenses:
Benefits and claims	2,078	1,800	15.4
Acquisition and operating expenses:
Amortization of deferred policy acquisition costs	130	113
Insurance commissions	311	273
Insurance expenses	257	227
Interest expense	6	5
Other operating expenses	20	19

Total acquisition and operating expenses	724	637	13.6

Total benefits and expenses	2,802	2,437	15.0

Earnings before income taxes	478	370	29.1
Income taxes	163	133

Net earnings	$315	$237	32.9%

Net earnings per share:
Basic	$.62	$.46	34.8%
Diluted	.61	.45	35.6

Common shares used in computing EPS (In thousands):
Basic	509,924	514,565	(.9)%
Diluted	519,355	524,468	(1.0)

Cash dividends paid per share	$.095	$.07	35.7%

Reconciliation of Operating to Net Earnings
(In millions, except for per-share amounts - unaudited)	Three Months Ended March 31,

	2004	2003	% Change

Operating earnings	$295	$244	21.2%
Reconciling items, net of tax:
Realized investment gains (losses)	6	(7)
SFAS 133	11	-
Japan pension obligation transfer	3	-

Net Earnings	$315	$237	32.9%

Operating earnings per share - diluted	$.57	$.46	23.9%
Reconciling items, net of tax:
Realized investment gains (losses)	.01	(.01)
SFAS 133.02		-
Japan pension obligation transfer	.01	-

Net earnings per share - diluted	$.61	$.45	35.6%

Consolidated Balance Sheets	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited) March 31,	2004	2003

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$27,141	$23,017
Perpetual debentures	3,573	3,216
Equity securities	70	190
Securities held to maturity, at amortized cost:
Fixed maturities	9,910	8,295
Perpetual debentures	4,480	3,684
Other investments	36	28
Cash and cash equivalents	1,169	985

Total investments and cash	46,379	39,415
Receivables, primarily premiums	442	405
Accrued investment income	400	370
Deferred policy acquisition costs	5,193	4,355
Property and equipment, net	521	478
Other	354	318

Total assets	$53,289	$45,341

Liabilities and Shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$36,700	$30,296
Unpaid policy claims	2,158	1,793
Unearned premiums	540	444
Other policyholders' funds	1,084	752
Notes payable	1,423	1,311
Income taxes	2,449	2,721
Payables for security transactions	416	14
Payables for return of cash collateral on loaned securities	479	88
Other	1,047	910

Total liabilities	46,296	38,329

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	431	378
Retained earnings	6,152	5,445
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	206	218
Unrealized gains on investment securities	2,488	2,870
Minimum pension liability adjustment	(25)	(11)
Treasury stock	(2,324)	(1,953)

Total shareholders' equity	6,993	7,012

Total liabilities and shareholders' equity	$53,289	$45,341

Shareholders' equity per share	$13.76	$13.62

Shares outstanding at end of period (In thousands)	508,345	514,869

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

AFLAC Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: (706) 323-3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call (800) 99-AFLAC or (800) 992-3522.
Sales associates should call (800) 462-3522.

Shareholder and Investor Inquiries

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telephone number, (800) 235-2667, and use the
following menu items.
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Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     (800) 235-2667 or (706) 596-3264
     Fax: (706) 324-6330
     kjanke@aflac.com